Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

LEXICON PHARMACEUTICALS, INC.

March 12, 2024

The undersigned, Brian T. Crum, Senior Vice President, General Counsel and Secretary of Lexicon Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board is authorized to provide for the issuance of up to 5,000,000 shares of preferred stock of the Corporation, par value of $0.01 per share (the “Preferred Stock”), of which none are presently issued and outstanding, by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board.

2. Pursuant to Section 151 of the DGCL and the authority expressly vested by the Charter, the following resolutions were duly adopted by the Board on March 3, 2024:

WHEREAS, the Charter provides for the issuance from time to time of Preferred Stock in one or more series;

WHEREAS, the Board is authorized to fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to create, provide for the issuance of, fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of, if any, and fix other matters relating to, a series of the Preferred Stock designated as “Series A Convertible Preferred Stock,” which shall consist of 2,304,157 shares, par value of $0.01 per share.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby create and provide for the issuance of a series of Series A Convertible Preferred Stock and does hereby fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, and other matters relating to the shares of Series A Convertible Preferred Stock as follows:

Section 1. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Series A Convertible Preferred Stock shall be entitled to receive a payment of $0.01 per share of Series A Convertible Preferred Stock in preference (the “Liquidation Preference”) to the holders of, and before any payment or distribution is made on, any stock ranking junior to the Series A Convertible Preferred Stock, including, without limitation, on the Corporation’s common stock, par value of $0.01 per share (the “Common Stock”). Following the payment of the Liquidation Preference, the holders of the Series A Convertible Preferred Stock shall be entitled to receive the amount that such holders would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio (as defined below), which amounts shall be paid pari passu with all holders of Common Stock.

(b) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 1(a), proportionate distributable amounts shall be paid on account of the shares of Series A Convertible Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of Series A Convertible Preferred Stock and of any stock that ranks on parity with the Series A Convertible Preferred Stock are entitled upon such liquidation, dissolution or winding up.

(c) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Section 2. Voting. The holders of Series A Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are then convertible based on the Conversion Ratio as of the record date for determining stockholders entitled to vote on all matters presented to the holders of Common Stock for approval, voting together with the holders of Common Stock as one class; provided, however, that the holders of Series A Convertible Preferred Stock shall not be entitled to vote together with the Common Stock with respect to any matter at a meeting of the stockholders of the Corporation which under applicable law requires a separate class vote. In addition, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of two thirds (2/3) of the then outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, (a) either directly or indirectly, by amendment, merger, consolidation or otherwise, alter, amend or repeal any provisions of this Certificate of Designations (as defined below), (b) authorize or create any class of equity securities ranking as to distribution of assets upon Liquidation senior to the Series A Convertible Preferred Stock or (c) enter into any agreement with respect to any of the foregoing. Any vote required or permitted under Section 2 may be taken at a meeting of the holders of Series A Convertible Preferred Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by holders of Series A Convertible Preferred Stock representing at least two thirds (2/3) of the outstanding shares of Series A Convertible Preferred Stock.

Section 3. Automatic Conversion. Each share of Series A Convertible Preferred Stock shall automatically, and without any further action on the part of the holder thereof, convert into 50 shares of Common Stock (as it may be adjusted in accordance with Section 7(b), the “Conversion Ratio”) immediately following the satisfaction of all of the following conditions: (i) the approval of the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “New Charter”) by the stockholders of the Corporation (the “Stockholder Approval”), which shall increase the total authorized shares of Common Stock to 450,000,000 (the “Authorized Share Increase”), (ii) the adoption of the New Charter by the Board and (iii) the filing and acceptance of the New Charter with and by the Secretary of State of the State of Delaware, which shall be filed the same day as the date of Stockholder Approval (the “Conversion”). The Corporation shall within one (1) business day of Stockholder Approval (i) inform each holder of Series A Convertible Preferred Stock of the occurrence of the Stockholder Approval and (ii) confirm to each holder of Series A Convertible Preferred Stock the effective date of the Conversion. The shares of Common Stock to be issued upon Conversion (the “Conversion Shares”) shall be issued as follows: (a) Series A Convertible Preferred Stock that is registered in book-entry form shall be automatically cancelled on the date of Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book-entry form and without any action on the part of the holders thereof and shall be delivered to the holders thereof within two (2) business days of the effectiveness of the Conversion; (b) Series A Convertible Preferred Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Conversion and the holder’s rights as a holder of such shares of Series A Convertible Preferred Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares within two (2) business Days of the effectiveness of the Conversion. The holder of Series A Convertible Preferred Stock shall surrender any stock certificate to the Corporation for cancellation within three (3) business days of the date the Conversion. Notwithstanding the cancellation of the Series A Convertible Preferred Stock upon Conversion, holders of Series A Convertible Preferred Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations, and in all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Series A Convertible Preferred Stock pursuant hereto.

Section 4. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (a “Fundamental Transaction”), then in any such case the shares of Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that in connection with any Fundamental Transaction contemplated by this Section 4 solely among or between the Corporation and one or more subsidiaries of the Corporation, each share of Series A Convertible Preferred Stock shall be exchanged for a share of senior preferred stock in the ultimate surviving parent entity in such transaction, having substantially the same designations, relative rights and preferences as the Series A Convertible Preferred Stock. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the holders of Series A Convertible Preferred Stock new preferred stock consistent with the foregoing provisions and evidencing such holders’ right to convert such preferred stock into such consideration. The terms of any agreement to which the Corporation is a party and pursuant to which such Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and ensuring that the Series A Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each holder of Series A Convertible Preferred Stock, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least five (5) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

Section 5. Other Provisions.

(a) Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 3 above, which, for the avoidance of doubt, shall include obtaining the vote to effect the Authorized Share Increase.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series A Convertible Preferred Stock may deem and treat the record holder of any shares of Series A Convertible Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of the Series A Convertible Preferred Stock, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date.

(d) Tax Matters.

(i)

The Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant holder of the Series A Convertible Preferred Stock or Common Stock issued upon conversion of the Series A Convertible Preferred Stock to the extent required by law. The Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments and in connection with any conversion)

through cash dividends, shares of Common Stock or sales proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered with respect to such holder or its successors or assigns). Notwithstanding the foregoing, the Corporation agrees that absent a change in applicable law, (i) no U.S. federal withholding shall apply to a conversion of the Series A Preferred Stock into Common Stock pursuant to the terms hereof and (ii) it will not treat the Series A Convertible Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulations Section 1.305-5.

(ii)

The Corporation shall pay any and all issue, documentary, stamp and other similar taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series A Convertible Preferred Stock pursuant hereto. However, a holder of the Series A Convertible Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion of Series A Convertible Preferred Stock are issued in a name other than such holder’s name.

Section 6. Restriction and Limitations. Except as required by law so long as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of the Series A Convertible Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the holders of Series A Convertible Preferred Stock.

Section 7. Dividends and Stock Splits.

(a) The holders of the Series A Convertible Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Common Stock, the amount that such holders of Series A Convertible Preferred Stock would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio on the record date for such distribution.

(b) If the Corporation, at any time while shares of the Series A Convertible Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or Common Stock equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock issuable upon conversion in Section 3 shall be modified by multiplying the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

RESOLVED, FURTHER, that the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designations of Preferences, Rights and Limitations (this “Certificate of Designations”) in accordance with the foregoing resolutions and the applicable provisions of the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of the day and year first written above.

/s/ Brian T. Crum
Brian T. Crum
Senior Vice President, General Counsel and Secretary

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CERTIFICATE OF DESIGNATIONS